                           As Filed With The Securities And Exchange Commission
                                                                 April 23, 2004

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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|X|  Soliciting Material Pursuant to Section 240.14a-12


                            Waypoint Financial Corp.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                       N/A
--------------------------------------------------------------------------------
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


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                             WAYPOINT FINANCIAL CORP.



DATE:  April 23, 2004                        By: /s/ David E. Zuern
                                                 -----------------------
                                                 David E. Zuern
                                                 President
                                                 Chief Executive Officer

                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE               Contact:       James H. Moss
---------------------                              Chief Financial Officer
                                                   (717) 909-2247

WAYPOINT FINANCIAL ANNOUNCES FIRST QUARTER RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Harrisburg, Pennsylvania (April 22, 2004) Waypoint Financial Corp. (Nasdaq/NM:WYPT) today announced net income of $.16 per share, or $5.2 million, for the quarter ended March 31, 2004 as compared to $.33 per share, or $11.3 million, for the quarter ended March 31, 2003 and $.27, or $8.9 million, for the linked quarter ended December 31, 2003. The current quarter was negatively impacted by acquisition-related expenses totaling $3.0 million, or $.09 per share.

         Waypoint also announced that the Board of Directors declared a regular quarterly cash dividend of $.14 per share to shareholders of record as of May 6, 2004. The dividend will be paid on May 14, 2004.

         On March 9, 2004, Waypoint and Sovereign Bancorp, Inc. ("Sovereign") announced that they had reached a definitive agreement for Sovereign to acquire Waypoint. Under the terms of the agreement, shareholders of Waypoint will be entitled to receive $28.00 in cash, 1.262 shares of Sovereign common stock, or a combination thereof per Waypoint share, subject to election and allocation procedures which are intended to ensure that, in the aggregate, 70% of Waypoint shares will be exchanged for Sovereign common stock and 30% will be exchanged for cash. The acquisition is expected to close in the fourth quarter of 2004.

         Regarding the agreement with Sovereign, David E. Zuern, President and CEO, said, "We are excited about joining Sovereign, a Pennsylvania-based company with a very similar commitment to a performance culture focused on customers, employees and community as well as shareholders. We expect to offer an even broader array of products delivered with the same flexibility, responsiveness, and local decision making that our customers expect."

         Zuern went on to discuss Waypoint's business performance during the quarter ended March 31, 2004. He stated: "Waypoint continued to build franchise value during the quarter through solid growth in commercial loans, transaction deposits, banking fees, and financial services fees. Also, Waypoint's key credit quality indicators showed continued improvement from levels which were already sound."

         Zuern reported that Waypoint continued to show progress in changing the composition of asset and liability portfolios. The commercial loan portfolio grew $51.5 million, or 4.7%, and the consumer loan portfolio grew $3.5 million during the quarter. Mortgage loans in portfolio decreased $25.3 million during the quarter as mortgage loan prepayments reaccelerated in response to lowering mortgage market rates. Waypoint's core deposits, which include savings, transaction and money market accounts, grew $30.4 million during the quarter, up 2.3%, and time deposits, a higher cost funding source, decreased $45.5 million for the quarter. Waypoint also decreased its higher-rate borrowings by $32.1 million to further improve its liability composition. As a result, Waypoint's net interest margin improved 3 basis points to 2.27%, despite the margin challenges facing financial institutions from continued historically-low interest rates.

                                    - more -

         Zuern added that Waypoint's that fee income from bank service and account fees, financial services fees and mortgage banking income aggregated to $7.3 million this quarter, up from $6.8 million for the comparable quarter ended March 31, 2003 and up from $7.0 million in the fourth quarter of 2003. Increases in banking services and account fees and financial services fees were partially offset by reductions in mortgage banking income. Waypoint's total non-interest income was $13.7 million during the current quarter versus $9.4 million for the comparable prior quarter, including net gains on securities totaling $5.4 million and $1.9 million, respectively. Security gains were up during the current quarter primarily due to net gains on securities sold in conjunction with the prepayment of fixed-rate borrowings. The resulting gains offset the related prepayment expense while maintaining an appropriate interest rate risk position.

         Zuern also noted that Waypoint's noninterest expense was negatively impacted by $3.0 million in expenses associated with the Sovereign acquisition and $4.7 million in prepayment expenses to extinguish certain higher-rate borrowings. Excluding these items, non-interest expenses compared favorably to the linked quarter ended December 31, 2003. Noninterest expense for the linked quarter included a one-time impairment charge of $1.1 million on real estate used in operations.

         Waypoint Financial Corp. is a $5.4 billion bank holding company whose primary operating subsidiary is Waypoint Bank, which is headquartered in Harrisburg, Pennsylvania with a network of 65 branches. Waypoint Bank operates 57 branches in Dauphin, York, Lancaster, Cumberland, Franklin, Lebanon, Adams, and Centre counties in Pennsylvania and 8 branches in Baltimore, Harford and Washington counties in northern Maryland. Waypoint offers a full range of financial services including banking for retail, commercial and small business customers, mortgages, trust and investment, brokerage, and insurance services to more than 125,000 household and business customers.

         The following page contains a summary of selected financial data for the most recent five fiscal quarters.

                                    - more -

SELECTED RATIOS AND OTHER DATA (UNAUDITED)

                                                           As of or for the three months ended
                                       ---------------------------------------------------------------------------
                                          March,        December,       September,        June,           March,
                                           2004            2003            2003            2003            2003
                                       -----------     -----------     -----------     -----------     -----------
Basic income per share                 $      0.17     $      0.28     $      0.31     $      0.35     $      0.33
Diluted income per share               $      0.16     $      0.27     $      0.30     $      0.34     $      0.33
Return on average equity (ROE)                5.13%           8.97%           9.83%          10.82%          10.35%
Return on average assets                      0.39%           0.67%           0.72%           0.84%           0.84%
Net interest margin (tax
   equivalent)                                2.27%           2.24%           2.28%           2.44%           2.47%
Noninterest income divided by
   average assets                             1.03%           0.80%           0.83%           0.80%           0.70%
Noninterest expense divided by
   average assets                             2.33%           1.89%           1.67%           1.67%           1.63%
Efficiency ratio                             75.36%          67.12%          59.31%          55.21%          54.84%
Effective income tax rate                    36.70%          21.49%          28.59%          30.40%          27.48%
Diluted average equivalent shares       32,854,416      32,622,332      33,135,917      33,662,564      34,768,749
Book value per share                   $     12.53     $     12.10     $     12.29     $     12.41     $     12.21
Stockholders equity to total assets           7.78%           7.55%           7.62%           7.42%           7.47%

SELECTED FINANCIAL CONDITION DATA (UNAUDITED, AMOUNTS IN THOUSANDS)

                                                                 As of the periods ended
                                       ---------------------------------------------------------------------------
                                          March,        December,       September,        June,           March,
                                           2004            2003            2003            2003            2003
                                       -----------     -----------     -----------     -----------     -----------
Total assets                           $ 5,371,728     $ 5,329,902     $ 5,429,818     $ 5,639,363     $ 5,602,738
Loans receivable, net                    2,426,157       2,397,640       2,390,740       2,379,562       2,338,478
Loans held for sale, net                    17,653          17,011          30,002          38,333          33,666
Marketable securities                    2,606,875       2,587,752       2,667,038       2,878,814       2,913,329
Deposits                                 2,705,787       2,720,915       2,630,393       2,581,661       2,452,834
Borrowings                               2,078,626       2,110,681       2,273,446       2,459,577       2,531,514
Stockholders' equity                       417,860         402,233         413,710         418,561         418,622

SELECTED OPERATING DATA (UNAUDITED, AMOUNTS IN THOUSANDS)

                                  March,       December,    September,      June,         March,
                                   2004          2003          2003          2003          2003
                                ----------    ----------    ----------    ----------    ----------
Interest income                 $   59,010    $   59,735    $   60,877    $   64,550    $   65,809
Interest expense                    31,692        32,879        33,489        34,134        35,337
                                ----------    ----------    ----------    ----------    ----------
Net interest income                 27,318        26,856        27,388        30,416        30,472
Provision for loan losses            1,901         1,014         2,014         2,064         2,421
                                ----------    ----------    ----------    ----------    ----------
Net interest income after
   provision for loan losses        25,417        25,842        25,374        28,352        28,051
Noninterest income                  13,727        10,681        11,495        10,827         9,429
Noninterest expense                 30,931        25,193        23,063        22,772        21,882
                                ----------    ----------    ----------    ----------    ----------
Income before taxes                  8,213        11,330        13,806        16,407        15,598
Income tax expense                   3,014         2,435         3,946         4,987         4,286
                                ----------    ----------    ----------    ----------    ----------
Net income                      $    5,199    $    8,895    $    9,860    $   11,420    $   11,312
                                ==========    ==========    ==========    ==========    ==========


                                    - more -

DISCUSSION OF OPERATING RESULTS

Net income totaled $.16 per share for the quarter ended March 31, 2004, as compared to net income of $.33 per share for the quarter ended March 31, 2003 and $.27 per share for the quarter ended December 31, 2003. Net income for the current quarter was $5.2 million versus $11.3 million for the quarter ended March 31, 2003 and $8.9 million for the quarter ended December 31, 2003. The current quarter was negatively impacted by acquisition-related expenses totaling $3.0 million, or $.09 per share.

         Net interest income before provision for loan losses totaled $27.3 million for the current quarter as compared to $30.5 million recorded during the quarter ended March 31, 2003 and $26.9 million for the quarter ended December 31, 2003. The decrease in net interest income from the comparable prior period came primarily from the cumulative effects of record high prepayments during 2003 and in the first quarter of 2004 on mortgage loans and mortgage-backed securities. In the current environment, yields on new loan and security assets acquired into portfolio are at substantially lower rates relative to assets being replaced. This trend is exacerbated by aggressive pricing by key competitors in Waypoint's market for both loans and deposits, which results in spread compression. Also, FHLB dividends were down $.5 million during the current quarter relative to the comparable prior quarter due to reductions in the dividend rate paid by the FHLB of Pittsburgh. As a result of these various impacts, the net interest margin ratio (tax-equivalent) decreased to 2.27% for the current quarter as compared to 2.47% for the quarter ended March 31, 2003. Reflecting the effect of Waypoint's asset and liability mix improvements, net interest margin increased 3 basis points relative to the linked quarter ended December 31, 2003. See Table 3 which appears later in this release for a detailed schedule of Waypoint's average portfolio balances and interest rates. Also, see Table 4 for a rate/volume analysis of Waypoint's net interest income.

         Pursuant to management's evaluation of the adequacy of Waypoint's allowance for loan losses, the provision for loan losses totaled $1.9 million for the current quarter versus $2.4 million for the quarter ended March 31, 2003 and $1.0 million for the quarter ended December 31, 2003. Please see the Discussion of Asset Quality that appears later in this section and Tables 5, 6, and 7 following the financial statements for additional information regarding credit quality.

Noninterest income was $13.7 million for the current quarter, as compared to $9.4 million for the quarter ended March 31, 2003 and $10.7 million for the quarter ended December 31, 2003. Notable changes in the current quarter versus the quarter ended March 31, 2003 included:

     - Banking services and account fees totaled $4.4 million, up $1.0 million from the comparable prior quarter primarily due to increased overdraft fees, service charges, and ATM fees. These trends reflect both increased account and transaction volumes as well as improved fee collections.

     - Financial services fees increased to $2.4 million, up $.4 million. Within this category, insurance fees were $1.6 million, up $.4 million. This increase in insurance fees included $.8 million from Waypoint Benefits Consulting, acquired on April 1, 2003, which was partially offset by a decrease of $.4 million in title insurance fees.

     - Residential mortgage banking income totaled $.5 million, down $.8 million from the prior period. Within this category, net gains on the sale of loans decreased to $.7 million from $1.9 million and loan servicing activities including valuation adjustments resulted in a net loss of $.2 million, which compared to a loss of $.6 million in the prior period. The loan sale results reflect primarily a sales volume decrease in the current quarter relative to the quarter ended March 31, 2003, which was enhanced by carryover from year end 2002.

     - Gains on securities were up $3.5 million in the current quarter, primarily resulting from security sales associated with liability restructuring wherein $125.0 million of fixed-rate FHLB advances were prepaid. In addition, the net gain for the current quarter included a loss of $1.5 million on the valuation of an interest rate cap that does not receive hedge accounting treatment.

     - Other income was breakeven in the aggregate, which included a $.3 million loss on low income housing tax credit investments, offset by other miscellaneous income.

Noninterest expense was $30.9 million for the quarter ended March 31, 2004 and included borrowing prepayment expenses of $4.7 million and acquisition expenses of $3.0 million, up from $21.9 million for the quarter ended March 31, 2003. Noninterest expense was $25.2 million for the linked quarter ended December 31, 2003 and included a one-time impairment charge of $1.1 million on real estate used in operations. Notable changes in the quarter ended March 31, 2004 relative to the quarter ended March 31, 2003 included:

     - Salaries and benefits expense totaled $13.2 million, up $1.8 million primarily due to expansion in the retail banking franchise, increased investment in sales and marketing personnel, the acquisition of Waypoint Benefits Consulting and annual merit raises.

     - Other expenses were $2.4 million, down $.6 million primarily on decreased loan servicing and other non-deferrable loan costs. Offsetting the decrease in other expenses was an increase of $.2 million in external auditing and accounting fees.

         Income tax expense for the current quarter totaled $3.0 million, or an effective tax rate of 36.7% on income before taxes of $8.2 million. The effective tax rate for the current quarter reflected acquisition expenses that are nondeductible for tax purposes totaling $3.0 million. For the quarter ended March 31, 2003, income taxes were $4.3 million or an effective tax rate of 27.6% on income before taxes of $15.6 million.

DISCUSSION OF FINANCIAL CONDITION

         Waypoint's total assets were $5.372 billion at March 31, 2004, down from $5.603 billion at March 31, 2003 and up from $5.330 billion at December 31, 2003. The decrease from March 31, 2003 came primarily in cash and securities, which decreased $339.8 million during the twelve months ended March 31, 2004. Cash and securities included $70.9 million of securities in process at March 31, 2004.

         Waypoint continued to experience strong growth in its commercial portfolio, which was up $51.5 million during the current quarter. Consumer and other loans also increased $3.5 million. Partially offsetting these increases, residential mortgage loans decreased $25.3 million during the current quarter as Waypoint sold substantially all of its conventional residential mortgage production and prepayments continued at a historically high level on mortgage loans held in portfolio. Waypoint's loan portfolio is presented in Table 1 which appears later in this report.

         Waypoint's deposit portfolio totaled $2.706 billion at March 31, 2004, up from $2.453 billion at March 31, 2003, but down from $2.721 billion at December 31, 2003. Within the deposit portfolio, Waypoint experienced substantial growth in its core deposits, which grew $30.4 million during the quarter, up 2.3%. This was offset by a decrease of $45.5 million in time deposits, a higher cost funding source. The composition of the deposit portfolio is presented in Table 2 which appears later in this report.

         Waypoint's portfolio of customer repurchase agreements totaled $52.7 million at March 31, 2004 as compared to $51.7 million at March 31, 2003 and $56.1 million at December 31, 2003. Waypoint offers this investment product to its commercial customers as part of a broad range of products and services targeted to this profitable market segment. Customer repurchase agreements represent a lower-cost source of funding for Waypoint and are included in borrowings on the Statement of Financial Condition. The average cost of these funds were 0.75% for each of the quarters ended March 31, 2004 and December 31, 2003 and 0.98% for the quarter ended March 31, 2003.

         Waypoint had $417.9 million in stockholders' equity, or 7.78% of total assets, at March 31, 2004, as compared to $418.6 million or 7.47% at March 31, 2003 and $402.2 million or 7.55% at December 31, 2003. Notable changes in stockholders' equity for the current quarter included increases of $5.2 million in net income, paid in capital and tax benefits from stock option exercises totaling $3.3 million and an increase of $11.9 million in the market value of available-for-sale securities (net of taxes). Offsetting these increases were dividends paid to shareholders totaling $4.5 million.

DISCUSSION OF ASSET QUALITY

         Non-performing loans totaled $17.4 million or 0.71% of total loans as of March 31, 2004 as compared to $17.8 million or .79% of total loans at March 31, 2003 and $18.2 million or 0.76% of total loans as of December 31, 2003. Waypoint's allowance for loan losses was $29.3 million or 1.19% of total loans as of March 31, 2004, as compared to $27.9 million or 1.18% of total loans at March 31, 2003 and $28.4 million or 1.17% of total loans as of December 31, 2003. Net loan charge-offs as a percentage of average loans outstanding totaled 0.17% on an annualized basis for the quarter ended March 31, 2004 as compared to 0.34% for the quarter ended March 31, 2003 and 0.31% for the quarter ended December 31, 2003. See Tables 5, 6 and 7 which appear later in this release for more information on asset quality.

NOTE ON FORWARD-LOOKING STATEMENTS

         Statements contained in this news release which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Corporation with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe", "expect", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Corporation's operations, pricing, products and services.

This filing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of Waypoint Financial Corp. pending consummation of the merger of Seacoast Financial Services Corporation with and into Sovereign Bancorp, Inc. and the merger of Waypoint with and into Sovereign that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the following: (1) the respective businesses of Seacoast and Waypoint may not be combined successfully with Sovereign's businesses, or such combinations may take longer to accomplish than expected; (2) expected cost savings from each of the mergers cannot be fully realized or realized within the expected timeframes; (3) operating costs, customer loss and business disruption following the mergers, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of each of the mergers may not be obtained, or adverse regulatory conditions may be imposed in connection with government approvals of the mergers, (5) the stockholders of Seacoast may fail to approve the merger of Seacoast with and into Sovereign and the shareholders of Waypoint may fail to approve the merger of Waypoint with and into Sovereign; (6) adverse governmental or regulatory policies may be enacted;
(7) the interest rate environment may adversely impact the expected financial benefits of the mergers, and compress margins and adversely affect net interest income; (8) the risks associated with continued diversification of assets and adverse changes to credit quality; (9) competitive pressures from other financial service companies in Seacoast's, Waypoint's and Sovereign's markets may increase significantly; and (10) the risk of an economic slowdown that would adversely affect credit quality and loan originations. Other factors that may cause actual results to differ from forward-looking statements are described in Waypoint's filings with the Securities and Exchange Commission. Waypoint does not undertake or intend to update any forward-looking statements.

Sovereign and Waypoint will be filing documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement which will be distributed to shareholders of Waypoint. Investors are urged to read the registration statement and the proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Sovereign and Waypoint, free of charge on the SEC's Internet site (http://www.sec.gov). In addition, documents filed by Sovereign with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement, can be obtained, without charge, by directing a request to Sovereign Bancorp, Inc., Investor Relations, 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Tel: 610-988-0300). In addition, documents filed by Waypoint with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement, can be obtained, without charge, by directing a request to Waypoint Financial Corp., 235 North Second Street, Harrisburg, Pennsylvania 17101, Attn: Richard C. Ruben, Executive Vice President and Corporate Secretary (Tel: 717-236-4041). Directors and executive officers of Waypoint may be deemed to be participants in the solicitation of proxies from the shareholders of Waypoint in connection with the merger. Information about the directors and executive officers of Waypoint and their ownership of Waypoint common stock is set forth in Waypoint's proxy statement for its 2004 annual meeting of shareholders, as filed with the SEC on April 20,2004. Additional information regarding the interests of those participants may be obtained by reading the prospectus/proxy statement regarding the proposed merger transaction when it becomes available. INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

                                  -more-

                 WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
              Consolidated Statements of Financial Condition


                                                                                              March 31,       December 31,
                                                                                                2004              2003
                                                                                            -----------       -----------
                                                                                                     (Unaudited)
                                                                                          (All dollar amounts in thousands)
Assets
Cash and cash equivalents                                                                   $    85,633       $   100,016
Marketable securities                                                                         2,511,070         2,489,770
FHLB Stock                                                                                       95,805            97,982
Loans receivable, net                                                                         2,426,157         2,397,640
Loans held for sale, net                                                                         17,653            17,011
Loan servicing rights                                                                             2,283             2,528
Investment in real estate and other joint ventures                                               20,417            20,773
Premises and equipment, net of accumulated
   depreciation of $46,648 and $45,261                                                           49,566            49,789
Accrued interest receivable                                                                      23,376            23,597
Goodwill                                                                                         18,332            17,881
Intangible assets                                                                                 2,996             2,881
Deferred tax asset, net                                                                           2,313             9,059
Bank-owned life insurance                                                                        93,558            92,522
Other assets                                                                                     22,569             8,453
                                                                                            -----------       -----------
   Total assets                                                                             $ 5,371,728       $ 5,329,902
                                                                                            ===========       ===========

Liabilities and Shareholders Equity
Deposits                                                                                    $ 2,705,787       $ 2,720,915
Other borrowings                                                                              2,078,626         2,110,681
Escrow                                                                                            2,976             2,568
Accrued interest payable                                                                          9,599            10,009
Postretirement benefit obligation                                                                 2,248             2,248
Income taxes payable                                                                              4,576             2,586
Trust preferred debentures                                                                       46,392            46,392
Other liabilities                                                                               103,664            32,270
                                                                                            -----------       -----------
   Total liabilities                                                                          4,953,868         4,927,669
                                                                                            -----------       -----------

Preferred stock, 10,000,000 shares authorized but unissued
Common stock, $ .01 par value, authorized 100,000,000 shares,
   42,947,816 shares issued and 33,358,789 outstanding at
   March 31, 2004, 43,031,041 shares issued and
   33,247,630 shares outstanding at December 31, 2003                                               428               425
Paid in capital                                                                                 356,628           353,530
Retained earnings                                                                               242,411           241,668
Accumulated other comprehensive income                                                            3,387            (8,502)
Employee stock ownership plan                                                                   (13,395)          (13,423)
Recognition and retention plans                                                                  (4,206)           (4,206)
Paid in capital from obligations under Rabbi Trust, 495,826 shares
   at March 31, 2004 and 495,826 shares at December 31, 2003                                      8,457             8,457
Treasury stock shares held in Rabbi Trust at cost, 563,162 shares at
   March 31, 2004 and 563,162 shares at December 31, 2003                                        (9,240)           (9,240)
Treasury stock, 9,589,027 shares at March 31, 2004
   and 9,716,075 shares at December 31, 2003                                                   (166,610)         (166,476)
                                                                                            -----------       -----------
    Total stockholders' equity                                                                  417,860           402,233
                                                                                            -----------       -----------
    Total liabilities and stockholders' equity                                              $ 5,371,728       $ 5,329,902
                                                                                            ===========       ===========

                                  -more-


                 WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
                     Consolidated Statements of Income


                                                                     Three Months Ended March 31,
                                                                     ----------------------------
                                                                         2004           2003
                                                                        --------      --------
                                                                             (Unaudited)
                                                                   (All dollar amounts in thousands,
                                                                         except per share data)
Interest Income:
  Loans                                                                 $ 33,821      $ 37,394
  Marketable securities and interest-earning cash                         25,189        28,415
                                                                        --------      --------
       Total interest income                                              59,010        65,809
                                                                        --------      --------

Interest Expense:
  Deposits and escrow                                                     12,159        14,484
  Borrowed funds                                                          19,533        20,853
                                                                        --------      --------
       Total interest expense                                             31,692        35,337
                                                                        --------      --------

       Net interest income                                                27,318        30,472
Provision for loan losses                                                  1,901         2,421
                                                                        --------      --------
       Net interest income after provision for loan losses                25,417        28,051
                                                                        --------      --------

Noninterest Income:
  Banking service and account fees                                         4,354         3,389
  Financial services fees                                                  2,412         2,045
  Residential mortgage banking                                               514         1,303
  Bank-owned life insurance                                                1,036         1,146
  Gain on securities and derivatives, net                                  5,406         1,873
  Other                                                                        5          (327)
                                                                        --------      --------
      Total noninterest income                                            13,727         9,429
                                                                        --------      --------

Noninterest Expense:
  Salaries and benefits                                                   13,204        11,432
  Equipment expense                                                        1,816         1,771
  Occupancy expense                                                        2,021         1,922
  Marketing                                                                  930         1,091
  Amortization of intangible assets                                          200           120
  Outside services                                                         1,420         1,267
  Communications and supplies                                              1,280         1,326
  Borrowing prepayment                                                     4,704            --
  Acquisition                                                              2,965            --
  Other                                                                    2,391         2,953
                                                                        --------      --------
     Total noninterest expense                                            30,931        21,882
                                                                        --------      --------

  Income before income taxes                                               8,213        15,598
  Income tax expense                                                       3,014         4,286
                                                                        --------      --------
      Net Income                                                        $  5,199      $ 11,312
                                                                        ========      ========

  Basic earnings per share                                              $   0.17      $   0.33
                                                                        ========      ========
  Diluted earnings per share                                            $   0.16      $   0.33
                                                                        ========      ========

                                     -more-


TABLE 1 - LOANS RECEIVABLE, NET


                                              March 31,      December 31,
                                                2004            2003
                                             ----------      ----------
Residential mortgage loans:
   One-to-four family                        $  327,014      $  347,679
   Construction                                  20,826          25,500
                                             ----------      ----------
       Total residential mortgage loans         347,840         373,179
                                             ----------      ----------

Commercial loans:
   Commercial real estate                       687,823         651,139
   Commercial business                          356,530         343,129
   Construction and site development            105,035         103,611
                                             ----------      ----------
       Total commercial loans                 1,149,388       1,097,879
                                             ----------      ----------

Consumer and other loans:
   Manufactured housing                          90,344          93,323
   Home equity and second mortgage              556,775         561,937
   Indirect automobile                          179,294         174,416
   Other                                        113,691         106,968
                                             ----------      ----------
       Total consumer and other loans           940,104         936,644

                                             ----------      ----------
   Loans receivable, gross                    2,437,332       2,407,702
                                             ----------      ----------

Plus:
   Dealer reserves                               22,973          23,584
Less:
   Unearned premiums                                  4               6
   Net deferred loan origination fees             4,849           5,209
   Allowance for loan losses                     29,295          28,431
                                             ----------      ----------
Loans receivable, net                        $2,426,157      $2,397,640
                                             ==========      ==========

TABLE 2 - DEPOSITS


                          March 31,      December 31,
                            2004            2003
                         ----------      ----------
Savings                  $  246,999      $  252,072
Time                      1,363,492       1,408,970
Transaction                 694,314         560,520
Money market                400,982         499,353
                         ----------      ----------
     Total deposits      $2,705,787      $2,720,915
                         ==========      ==========

TABLE 3 - AVERAGE BALANCE SHEET, QUARTER


                                                                  For the three months ended,
                                        ------------------------------------------------------------------------------------
                                                    March 31, 2004                              March 31, 2003
                                        ----------------------------------------  ------------------------------------------
                                        Average                        Average     Average                         Average
                                        Balance       Interest (2)    Yield/Cost   Balance         Interest (2)   Yield/Cost
                                        ---------     ------------   -----------   --------        ------------   ----------
Assets:                                                           (Dollar amounts in thousands)
  Interest-earning assets:
    Loans, net (1) (5)                     $2,444,999          $34,011       5.54%    $2,361,672          $37,394        6.39%
    Marketable securities                   2,519,856           25,659       4.12      2,718,846           28,882        4.36
    Other interest-earning assets              39,290               96       0.89         64,155              163        1.19
                                           ----------          -------       ----     ----------          -------        ----
  Total interest-earning assets             5,004,145           59,766       4.78      5,144,673           66,439        5.24
                                                               -------       ----                         -------        ----
  Noninterest-earning assets                 307,784                                    207,778
                                          ----------                                 ----------
Total assets                              $5,311,929                                 $5,352,451
                                          ==========                                 ==========

Liabilities and stockholders'
  equity:
  Interest-bearing liabilities:
    Savings deposits                      $  248,261              127       0.21     $  257,399              314        0.45
    Time deposits                          1,390,185           10,005       2.89      1,398,769           13,020        3.78
    Transaction and money market           1,051,663            2,022       0.77        766,422            1,141        0.60
    Escrow                                     2,910                5       0.70          3,866                9        0.89
    Borrowed funds                         2,164,285           19,533       3.55      2,437,649           20,853        3.41
                                         -----------          -------       ----     ----------          -------        ----
  Total interest-bearing liabilities       4,857,304           31,692       2.59      4,864,105           35,337        2.92
                                                              -------       ----                         -------        ----
  Noninterest-bearing liabilities             48,882                                     48,645
                                          ----------                                 ----------
  Total liabilities                        4,906,186                                  4,912,750
  Stockholders' equity                       405,743                                    439,701
                                          ----------                                 ----------
Total liabilities and stockholders'
  equity                                  $5,311,929                                 $5,352,451
                                          ==========                                 ==========

Net interest income - tax-equivalent                           28,074                                     31,102
Interest rate spread (3)                                                    2.19%                                       2.32%
                                                                            ====                                        ====
Net interest-earning assets               $  146,841                                 $  280,568
                                          ==========                                 ==========
Net interest margin (4)                                                     2.27%                                       2.47%
                                                                            ====                                        ====
Ratio of interest-earning assets
  to interest-bearing liabilities               1.03 x                                     1.06 x
                                          ==========                                 ==========

Adjustment to reconcile tax-equivalent
  net interest income to net interest
  income                                                         (756)                                      (630)
                                                              -------                                     ------

Net interest income                                           $27,318                                    $30,472
                                                              =======                                    =======


(1) Includes income recognized on deferred loan fees and costs of $175,000 for the three months ended March 31, 2004, and $633,000 for the three months ended March 31, 2003.

(2) Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.

(3) Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(4) Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.

(5)  Includes loans on nonaccrual status and loans held for sale.

                                    - more -


TABLE 4 - RATE/VOLUME ANALYSIS OF CHANGES IN TAX-EQUIVALENT NET INTEREST
INCOME


                                           Three Months Ended March 31, 2004
                                                       Compared to
                                           Three Months Ended March 31, 2003
                                                    Increase (Decrease)
                                           -----------------------------------

                                           Volume         Rate           Net
                                           -------       -------       -------
                                              (Dollar amounts in thousands)
Interest-earning assets:
  Loans, net                               $ 1,366       $(4,749)      $(3,383)
  Marketable securities                     (1,839)       (1,384)       (3,223)
  Other interest-earning assets                (41)          (26)          (67)
                                           -------       -------       -------
  Total interest-earning assets               (514)       (6,159)       (6,673)
                                           -------       -------       -------


Interest-bearing liabilities:
  Savings deposits                             (12)         (175)         (187)
  Time deposits                                (77)       (2,938)       (3,015)
  Transaction and money market deposits        500           381           881
  Escrow                                        (2)           (2)           (4)
  Borrowed funds                            (2,198)          878        (1,320)
                                           -------       -------       -------
  Total interest-bearing liabilities        (1,789)       (1,856)       (3,645)
                                           -------       -------       -------
Change in net interest income              $ 1,275       $(4,303)      $(3,028)
                                           =======       =======       =======



TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

   TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES


                                                  For the Three    For the Three  For the Twelve
                                                  Months Ended     Months Ended    Months Ended
                                                     ---------       ---------     ------------
                                                     March 31,       March 31,     December 31,
                                                      2004            2003            2003
                                                     --------        --------        --------
                                                         (All dollar amounts in thousands)
Balance at beginning of the period                   $ 28,431        $ 27,506        $ 27,506
Provision for loan losses                               1,901           2,421           7,513

Charge-offs:
  Residential  mortgage loans                             (58)           (220)           (595)
  Commercial loans                                        (96)           (977)         (2,732)
  Consumer and other loans                             (1,095)         (1,275)         (4,596)
                                                     --------        --------        --------
    Total charge-offs                                  (1,249)         (2,472)         (7,923)
Recoveries:
  Residential  mortgage loans                              --              13             139
  Commercial loans                                         63             263             389
  Consumer and other loans                                149             167             807
                                                     --------        --------        --------
     Total recoveries                                     212             443           1,335
                                                     --------        --------        --------
Net charge-offs                                        (1,037)         (2,029)         (6,588)
                                                     --------        --------        --------
Balance at end of period                             $ 29,295        $ 27,898        $ 28,431
                                                     ========        ========        ========
Annualized net charge-offs to average loans              0.17%           0.34%           0.27%
Allowance for loan losses as a % of total loans          1.19%           1.18%           1.17%



TABLE 6 - NON-PERFORMING ASSETS


                                                                  As of                     As of
                                                              March 31, 2004          December 31, 2003
                                                              --------------          -----------------
                                                                       (Amounts in thousands)
Non-accrual residential mortgage loans                         $   438                      $   443
Non-accrual commercial loans                                     8,276                        8,173
Non-accrual other loans                                            402                           90
                                                               -------                      -------
     Total non-accrual loans                                     9,116                        8,706
Loans 90 days or more delinquent and still accruing              8,318                        9,498
                                                               -------                      -------
     Total non-performing loans                                 17,434                       18,204
     Total foreclosed other assets                                 340                          313
     Total foreclosed real estate                                  414                          472
                                                               -------                      -------
Total non-performing assets                                    $18,188                      $18,989
                                                               =======                      =======

     Total non-performing loans to total loans                    0.71%                        0.76%
     Allowance for loan losses to non-performing loans          168.03%                      156.18%
     Total non-performing assets to total assets                  0.34%                        0.36%


TABLE 7 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

TABLE 7 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


                                As of March 31, 2004    As of December 31, 2003
                                --------------------    -----------------------
                                   (All dollar amounts are in thousands)
                                           % of Total                % of Total
                                Amount      Reserves      Amount      Reserves
                                ------      --------      ------      --------
Residential mortgage loans      $   942        3.22%      $ 1,099        3.86%
Commercial loans                 22,216       75.83%       20,455       71.95%
Consumer and other loans          6,137       20.95%        6,877       24.19%
                                -------      ------       -------      ------
     Total                      $29,295      100.00%      $28,431      100.00%
                                =======      ======       =======      ======
















                                      - end -